Exhibit 4.8
Description of Securities Registered Pursuant to Section 12 of the Securities
Exchange Act of 1934
As of December 31, 2024, Cboe Global Markets, Inc. (“Cboe Global Markets”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): voting common stock, par value $0.01 per share.
DESCRIPTION OF CBOE GLOBAL MARKETS CAPITAL STOCK
The following summary is a description of the material terms of Cboe Global Markets’ capital stock and is not complete. You should also refer to the Cboe Global Markets charter and the Cboe Global Markets bylaws, which are filed as exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and are incorporated by reference herein, and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).
Common Stock
Cboe Global Markets’ only class of common stock is its voting common stock. Cboe Global Markets is authorized to issue up to 325,000,000 shares of voting common stock. There are no redemption or sinking fund provisions applicable to the voting common stock. All outstanding shares of the voting common stock are fully paid and non‑assessable.
Voting
Each holder of Cboe Global Markets common stock is entitled to one vote for each share of Cboe Global Markets voting common stock. Any action at a meeting at which a quorum is present will be decided by a majority of the votes properly cast, except in the case of any contested election of directors, which will be decided by a plurality of votes cast. Cumulative voting for the election of directors is not provided for in the Cboe Global Markets charter.
Dividends
Each share of Cboe Global Markets voting common stock is entitled to receive a dividend if, as and when declared by the Cboe Global Markets board. Cboe Global Markets has paid quarterly dividends since its initial public offering in 2010 and intends to continue paying regular quarterly dividends to its stockholders. However, any decision to pay dividends on its common stock will be at the discretion of its board of directors, which may determine not to declare dividends at all or at a reduced amount. The Cboe Global Markets board’s determination to declare dividends will depend upon Cboe Global Markets’ profitability and financial condition, contractual restrictions, restrictions imposed by applicable law and the Securities and Exchange Commission (the “SEC”) and other factors that the board deems relevant. As a holding company with no significant business operations of its own, Cboe Global Markets depends entirely on distributions, if any, it may receive from its subsidiaries to meet its obligations and pay dividends to its stockholders. If these subsidiaries are not profitable, or even if they are and they determine to retain their profits for use in their businesses, Cboe Global Markets will be unable to pay dividends to its stockholders. Dividends may be paid either in cash, in property or in shares of Cboe Global Markets capital stock.
Liquidation Rights
In the event of a voluntary or involuntary liquidation, dissolution or winding up of Cboe Global Markets, the holders of Cboe Global Markets voting common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after Cboe Global Markets has paid in full all of its debts and after the holders of all outstanding series of Cboe Global Markets preferred stock, if any, have received their liquidation preferences in full.
Transfer Agent and Registrar
Broadridge Corporate Issuer Solutions, Inc. is the registrar and transfer agent for Cboe Global Markets voting common stock.

Listing
Cboe Global Markets voting common stock is listed on the Cboe BZX Exchange under the symbol “CBOE.”
Preferred Stock
Cboe Global Markets is authorized to issue up to 20,000,000 shares of preferred stock. As of December 31, 2024, there were no shares of preferred stock issued and outstanding. The Cboe Global Markets charter authorizes the Cboe Global Markets board to issue these shares in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series.
Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by the Cboe Global Markets board and approved by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the then‑outstanding shares of Cboe Global Markets stock entitled to vote on the matter, voting together as a single class.
Ownership and Voting Limits on Cboe Global Markets Common Stock
The Cboe Global Markets charter places certain ownership and voting limits on the holders of Cboe Global Markets common stock:
•No person (either alone or together with its related persons) may beneficially own directly or indirectly shares of Cboe Global Markets stock representing in the aggregate more than 20% of the then‑outstanding shares of Cboe Global Markets stock; and
•No person (either alone or together with its related persons) is entitled to vote or cause the voting of shares of Cboe Global Markets stock beneficially owned directly or indirectly by that person or those related persons to the extent that those shares would represent in the aggregate more than 20% of the total number of votes entitled to be cast on any matter.
•The term “related persons” means, with respect to any person:
•all “affiliates” (as such term is defined in Rule 12b‑2 under the Exchange Act) of such person;
•any person associated with a member (as the phrase “person associated with a member” is defined under Section 3(a)(21) of the Exchange Act);
•any two or more persons that have any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the capital stock of Cboe Global Markets;
•n the case of a person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b‑7 of the Exchange Act) or director of such person and, in the case of a person that is a partnership or a limited liability company, any general partner, managing member or manager of such person, as applicable;
•in the case of a person that is a natural person, any relative or spouse of such natural person, or any relative of such spouse who has the same home as such natural person or who is a director or officer of Cboe Global Markets or any of Cboe Global Markets’ parents or subsidiaries;
•in the case of a person that is an executive officer (as defined under Rule 3b‑7 under the Exchange Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; and
•in the case of a person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable.
Unless certain requirements are satisfied, in the event that a person, either alone or together with its related persons, beneficially owns shares of Cboe Global Markets stock representing more than 20% of the then‑outstanding shares of Cboe Global Markets stock, Cboe Global Markets will be obligated to redeem promptly, at a price equal to the par value of such shares of stock and to the extent that funds are legally available for such redemption, that number of shares of Cboe Global Markets stock necessary so that such person, together with its related persons, will beneficially own, directly or indirectly, shares of Cboe Global Markets stock representing in the aggregate no more than 20% of the outstanding shares of stock, after taking into account that such redeemed shares will become treasury shares and will no longer be deemed to be outstanding.
If any person (either alone or together with its related persons) is party to any agreement or arrangement relating to shares of Cboe Global Markets stock entitled to vote on any matter with any other person (either alone or together with its related persons) under circumstances that would result in shares of Cboe Global Markets stock that would be subject to such agreement or arrangement not being voted on any matter, or the withholding of any proxy relating thereto, where the effect of such agreement or arrangement would be to enable any person with the right to vote any shares of Cboe Global Markets common stock, but for Article Sixth of the Cboe Global Markets charter, to vote or have the right to vote more than 20% of the outstanding votes entitled to be cast, then the person with such right to vote will not be entitled to vote (either alone or together with its related persons) to the extent that such shares represent more than the “recalculated voting limitation,” which means 20% of the number of then‑outstanding votes assuming that all shares of stock subject to such agreement or arrangement are not outstanding votes entitled to be cast. Cboe Global Markets is required to disregard any votes purported to be cast in excess of the recalculated voting limitation.
The Cboe Global Markets board may waive the provisions regarding ownership and voting limits by a resolution expressly permitting this ownership or voting (which resolution must be filed with and approved by the SEC prior to being effective), subject to a determination of the Cboe Global Markets board that:
•the acquisition of beneficial ownership in excess of the ownership limits or exercise of voting rights in excess of the voting limits or entering into such agreement or other arrangement will not impair the ability of Cboe Global Markets or any national securities exchange controlled, directly or indirectly by Cboe Global Markets, including, but not limited to Cboe (each, a “Regulated Securities Exchange Subsidiary”) to discharge its responsibilities under the Exchange Act and the rules and regulations thereunder and is otherwise in the best interests of Cboe Global Markets and its stockholders and the Regulated Securities Exchange Subsidiaries;
•the acquisition of beneficial ownership in excess of the ownership limits or exercise of voting rights in excess of the voting limits will not impair the SEC’s ability to enforce the Exchange Act;
•neither the person obtaining the waiver nor any of its related persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) if such person is seeking to obtain a waiver above the applicable ownership or voting percentage level; and
•for so long as Cboe Global Markets directly or indirectly controls a Regulated Securities Exchange Subsidiary, neither the person obtaining the waiver nor any of its related persons is a Trading Permit Holder (as defined in the bylaws of any Regulated Securities Exchange Subsidiary) or a related person of such Trading Permit Holder.
In making these determinations, the Cboe Global Markets board may impose conditions and restrictions on the relevant stockholder or its related persons that it deems necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act and the governance of Cboe Global Markets.
The voting limitation does not apply to a solicitation of a revocable proxy by Cboe Global Markets or by Cboe Global Markets’ directors or officers on its behalf and also does not apply to a solicitation of a revocable proxy by a stockholder in accordance with Regulation 14A under the Exchange Act. This exception, however, does not apply to a solicitation by a stockholder pursuant to Rule 14a‑2(b)(2) under the Exchange Act, which permits a solicitation made otherwise than on behalf of Cboe Global Markets where the total number of persons solicited is not more than ten.
The Cboe Global Markets charter also provides that the Cboe Global Markets has the right to require any person and its related persons that the Cboe Global Markets board reasonably believes to be subject to the voting or ownership restrictions summarized above, and any stockholder (including its related persons) that at any time beneficially owns 5% or more of Cboe Global Markets’ then‑outstanding capital stock entitled to vote on any matter (and has not reported that ownership to Cboe Global Markets), to provide to Cboe Global Markets complete information as to all shares of Cboe Global Markets stock that such stockholder and it related persons beneficially owns, as well as any other factual matter relating to the applicability to such stockholder of the voting and ownership requirements outlined above as may reasonably be requested.

Certain Provisions of Cboe Global Markets’ Charter and Bylaws
The Cboe Global Markets charter and Cboe Global Markets bylaws include a number of anti‑takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Cboe Global Markets board rather than pursue non‑negotiated takeover attempts. These provisions include:
•Advance Notice Requirements. The Cboe Global Markets bylaws establish advance notice procedures with regard to the nomination by stockholders of candidates for election as directors or the proposal by stockholders of business to be brought before meetings of stockholders. These procedures provide that notice of stockholder nominations and proposals must be timely and given in writing to the Secretary of Cboe Global Markets. Generally, to be timely, notice must be received at the Cboe Global Markets’ principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain the information required by the Cboe Global Markets bylaws, including information regarding the nominee and the nominating stockholder or the proposal and the proponent, as applicable.
•Special Meetings of Stockholders. The Cboe Global Markets bylaws provide that special meetings of stockholders may be called at any time by only the board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office or by the Secretary of Cboe Global Markets upon the written request of stockholders owning at least 25% of all outstanding shares of common stock of Cboe Global Markets entitled to vote on the matter or matters to be brought before the proposed special meeting. Special meetings may not be called by any other person or persons.
•No Written Consent of Stockholders. The Cboe Global Markets charter and Cboe Global Markets bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.
•Amendment of Bylaws. The Cboe Global Markets board may amend or repeal the Cboe Global Markets bylaws. Cboe Global Markets stockholders may adopt, amend or repeal any provisions of the Cboe Global Markets bylaws by obtaining the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the then‑outstanding shares of the Cboe Global Markets’ capital stock entitled to vote generally in the election of directors, voting together as a single class. However, for so long as Cboe Global Markets controls, directly or indirectly, any Regulated Securities Exchange Subsidiary, before any amendment or repeal of any provision of Cboe Global Markets bylaws is effective, such amendment or repeal must be submitted to the board of directors of each Regulated Securities Exchange Subsidiary and if such amendment or repeal must be filed with or filed with and approved by the SEC, then such amendment or repeal will not become effective until filed with or filed with and approved by the SEC, as the case may be.
•Preferred Stock. The Cboe Global Markets board could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of Cboe Global Markets’ outstanding common stock. See “—Preferred Stock” above.
•Proxy Access. The Cboe Global Markets bylaws permit a stockholder, or a group of up to 20 stockholders, to nominate director nominees for the board of directors and have such director nominees included in the Cboe Global Markets annual meeting proxy materials, so long as the stockholder(s) have owned at least three percent of Cboe Global Market’s outstanding shares of common stock for at least three years. The Cboe Global Markets bylaws limit the number of proposed director nominees to the greater of (i) two or (ii) 20% of the number of Cboe Global Markets directors in office, or, if such amount is not a whole number, the closest whole number below 20%. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of Cboe Global Markets prior to the meeting at which the action is to be taken. Generally, notice must be received by the Secretary of Cboe Global Markets at the principal executive offices of Cboe Global Markets no earlier than the open of business 150 calendar days and no later than the close of business 120 calendar days before the anniversary date that Cboe Global Markets mailed the proxy materials for the annual meeting for the preceding year to be timely. The notice must contain certain information specified in the bylaws.

Business Combinations with Interested Stockholders
Cboe Global Markets is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 of the DGCL defines generally “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 of the DGCL defines an “interested stockholder” as any entity or person who, together with such entity or person’s associates and affiliates, beneficially owns 15% or more of the outstanding voting stock of the corporation.
Limitations on Liability and Indemnification of Officers and Directors
The Cboe Global Markets charter limits the liability of its officers and directors and provides that Cboe Global Markets will indemnify its officers and directors, in each case, to the fullest extent permitted by the DGCL.